The Mexico Fund, Inc.

Monthly Summary Report | February 28, 2018

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund authorized a 15.4% increase in the quarterly distribution from $0.13 to $0.15 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$274.802	Daily Average Number of Shares Traded[2]	54,356
NAV per share[1]	$18.31	Outstanding Shares[3]	15,005,224
Closing price[2]	$16.00	Expense Ratio (10/31/2017)	1.59%
Discount	-12.62%	Portfolio Turnover (10/31/2017)	31.40%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	-5.27%	2.35%	12.17%	-5.16%	-5.95%	2.45%
MXF NAV	-5.28%	1.96%	12.74%	-2.06%	-3.54%	1.24%
EWW NAV[4]	-6.10%	0.99%	10.20%	-4.13%	-5.14%	0.56%
MSCI Mexico Index	-6.91%	0.78%	10.72%	-3.61%	-4.28%	0.69%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During February 2018, the Fund repurchased 8,275 shares.
4 Source: iShares MSCI Mexico Capped ETF (tracks a Mexico Index produced by MSCI).

Top Ten Holdings (64.00% of Net Assets)
1 América Móvil	14.40%	6 Cemex	6.07%
2 Fomento Económico Mexicano	8.02%	7 Alfa	4.80%
3 Grupo Financiero Banorte	7.65%	8 Ternium	3.78%
4 Grupo México	6.53%	9 Mexichem	3.47%
5 Wal-Mart de México	6.12%	10 Gruma	3.16%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets registered negative returns during February 2018, as the MSCI Developed Markets and the MSCI Emerging Markets Indices decreased 4.3% and 4.7%, respectively. U.S. interest rates increased during the month, as the yield on the 10-year Treasury note reached 2.95%, its highest level since January 2014, closing the month at 2.86%, an increase of 16 basis points during the month, accumulating an increase of 46 basis points during 2018. The U.S. Federal Reserve will hold its next monetary policy meeting on March 21st, where market participants are expecting an increase in its reference interest rate. The DJIA and the S&P 500 decreased 4.3% and 3.9%, respectively, during the month, and the U.S. dollar appreciated 1.7% (measured by the DXY Index5). The MSCI Mexico Index decreased 6.9% during February 2018, while the Mexican peso depreciated 1.3% to Ps. $18.84.
In local news, Mexico´s Central Bank announced an increase in its overnight interest rate of 25 basis points to 7.50%. Mexican-listed companies reported their financial results for the fourth quarter of 2017, maintaining the positive trend shown during the year. Sales and Ebitda increased 7.2% and 11.1%, respectively. However, net profits decreased 18.8% due to the Mexican peso depreciation of 7.1% during the quarter. Finally, official GDP for the fourth quarter and calendar year 2017 grew at an annual rate of 1.5% and 2.0%, respectively.

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The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

5 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.